EDNET, INC.

July 22, 1998



TO HOLDERS OF SHARES OF EDNET COMMON STOCK:


         The Board of Directors of EDnet, Inc. ("EDnet") is providing this Notice to all EDnet stockholders of record to apprise them of the transaction the Board has approved between EDnet and Visual Data Corporation ("VDC") of Pompano Beach, Florida, and a change of control of the Board of Directors that will be a result of that transaction. This Notice is pursuant to Rule 14f-1 under the Securities and Exchange Act of 1934, and is being mailed to voting security holders of record of EDnet on or about July 22, 1998.


Voting Security Holders Of Record
---------------------------------

         Stockholders who owned shares of EDnet Common Stock, its only voting securities issued and outstanding, at the close of business on July 10, 1998, the date the Board of Directors authorized the Purchase Agreement, are considered voting security holders of record for purposes of this Notice.

         As of July 10, 1998, there were 8,227,591 shares of EDnet Common Stock issued and outstanding.


Issuance Of Controlling Interest in EDnet Common Stock To VDC
-------------------------------------------------------------

         The Notice is to advise you that the EDnet Board of Directors has authorized an agreement (the "Purchase Agreement") whereby EDnet will issue shares of Common Stock to VDC constituting a controlling interest in EDnet.
Under the Purchase Agreement the Company will issue to VDC a total of eight million five hundred sixty-three thousand four hundred seventeen (8,563,417) shares of its Common Stock (the "Shares") at the price of $0.16435 per share. The shares will constitute approximately 51% of the total outstanding Common Stock, and VDC will also have an option to purchase additional shares of Common Stock in order to ensure it has the right to maintain its controlling interest.

         As consideration for the Shares, VDC is paying the purchase price to EDnet for the Shares by (i) payment of $698,004.32 of immediately available funds; (ii) issuance to EDnet of five year warrants to purchase 50,000 shares of VDC's restricted Common Stock, valued at $2.74 per warrant; (iii) issuance to EDnet of 75,000 shares of restricted Common Stock of VDC, valued at $3.75 per share; and (iv) issuance to EDnet of a secured promissory note of VDC in the aggregate principal amount of $283,745.68. The promissory note is secured by a second mortgage on the real property occupied by VDC at 1291 SW 29th Avenue, Pompano Beach, FL 33069.


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



         EDnet also has granted to VDC options (the "VDC Option") to acquire, at the exercise price of $0.10 per share, the number of shares actually purchased upon exercise of each option, warrant and other convertible securities (the "Outstanding Options") of EDnet outstanding as of July 10, 1998. VDC's rights to exercise its options will accrue on the date of exercise of each corresponding Outstanding Option and expire upon the first anniversary of the exercise date of such Outstanding Option. Pursuant to the VDC Option, and subject to the exercise of the Outstanding Options, VDC has the right to purchase up to an aggregate of 6,542,722 shares of EDnet's common stock.


Appointment of New EDnet Directors
----------------------------------

         Pursuant to the terms of the Purchase Agreement, EDnet shall appoint four individuals designated by VDC to the EDnet Board of Directors. EDnet's bylaws provide that its Board of Directors consist of a total of seven directors. Thus, VDC has the right to designate the majority of the directors comprising the EDnet Board of Directors.

         The following four individuals have been selected to be appointed, upon closing, to the EDnet Board of Directors:

1.  Randy S. Selman.  (Chairman of the Board Designate)

         Mr. Selman has served as the Chief Executive Officer, President, and the Chairman of the Board of Directors of VDC since its inception in May 1993, and since September 1996, as VDC's acting Chief Financial Officer. From March 1985 through May 1993, Mr. Selman was Chairman of the Board, President and Chief Executive Officer of SK Technologies Corporation (SKTC-Nasdaq SmallCap Market), a publicly-traded software development company. SKTC develops and markets software for point-of-sale with complete back office functions such as inventory, sales analysis and communications. Mr. Selman founded SKTC in 1985 and was involved in the company's initial public offering in 1989. Mr. Selman's responsibilities included management of SKTC, public and investor relations, finance, high level sales and general overall administration.

2.  Brian K. Service. (Designated EDnet Executive Director)

         Mr. Service is an international business consultant with clients in North and South America, the United Kingdom, Asia, Australia and New Zealand. From October 1992 to October 1994 Mr. Service was CEO and Managing Director of Salmon Smith Biolad, a New Zealand publicly-traded company. From October 1986 to October 1992 he was CEO and Executive Chairman of Milk Products Holding (North America) Inc., a wholly-owned subsidiary of the New Zealand Dairy Board in Santa Rosa California, which was the sole marketer of New Zealand dairy products in North America. Mr. Service has served as a member of the Board of Directors and of the audit committee of VDC since July 1997.






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



3.  Alan M. Saperstein. (Designated EDnet Director)

         Mr. Saperstein has served as the Senior Vice President, Executive Producer, Secretary and a director of VDC since its inception in May 1993. From March 1989 until May 1993, Mr. Saperstein was a free-lance producer of video film projects. Mr. Saperstein has provided consulting services for corporations which have set up their own sales and training video departments. From 1983 through 1989, Mr. Saperstein was the Executive Director/Entertainment Division of NFL Films where he was responsible for supervision of all projects, budgets, screenings and staffing.

4.  David E. Goodman. (Designated EDnet Director)

         Mr. Goodman has been Executive Vice President and Chief Operating Officer of VDC since August 1997. From March 1988 until joining VDC, Mr. Goodman was with LaSalle Partners and as a partner in the firm he held various senior line positions including Managing Director of the firm's McCoy Group joint venture and Equity Vice President/Group Manager of Florida and Latin America for the firm's Management Services Group. From 1985 until 1988, Mr. Goodman was Manager of New Product Development for the Beecham Cosmetics subsidiary of Beecham plc. where he managed the marketing and advertising strategies for consumer products in 36 countries. From 1981 until 1985 Mr. Goodman was an Account Executive with the Leo Burnett and J. Walter Thompson advertising agencies and developed advertising and marketing strategies for clients such as Green Giant, Keebler, Kimberly-Clark, Kraft and Pillsbury.


Security Ownership and Compensation of Directors
------------------------------------------------

         None of the four individuals to be appointed to the EDnet Board of Directors owns any EDnet securities, to the knowledge of EDnet's management.

         There are no plans to provide any compensation to the four individuals to be appointed to the EDnet Board of Directors for their service as directors.


Security Ownership of Management and Principal Stockholders
-----------------------------------------------------------

         The following table sets forth information, as of July 10, 1998, regarding shares of Common Stock (a) held of record and (b) that the named owner has the right to acquire within sixty days from options, warrants, rights, conversion privileges or similar obligations, by (i) officers or directors of the Company; (ii) all officers and directors as a group; (iii) and each shareholder who owns more than 5% of any class of the Company's securities, including those shares subject to outstanding options and warrants. Unless expressly indicated, each shareholder exercises sole voting and investment power with respect to the shares owned.





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                                            AMOUNT OWNED OR
TITLE       NAME AND ADDRESS                RIGHT TO ACQUIRE          %
OF CLASS    OF OWNER                        WITHIN 60 DAYS        OF CLASS(1)
========    =========================       ================      ===========

Common      VDC                             8,563,417(2)          50.85
            1291 Southwest 29th Ave.        ---------
            Pompano Beach, FL  33069        10,024,683

Common      Tom Kobayashi                   637,473(3)            3.23
            One Union Street
            San Francisco, CA  94111

Common      David Gustafson                 388,684(4)            1.97
            One Union Street
            San Francisco, CA  94111

Common      Tom Scott                       322,802(5)            1.64
            One Union Street
            San Francisco, CA  94111

Common      Robert Wussler                  100,000(6)            0.51
            One Union Street
            San Francisco, CA  94111

Common      Officers and Directors          1,448,959(7)          7.35
            As a group

Common      Liviakis Financial              780,000               3.96
            Communications, Inc.
            2118 "P" Street, Suite C
            Sacramento, CA  95816

Common      T-Bar W Ranch Invest.           1,476,000(8)          7.49
            101 E Brand
            Mineola, TX  75773

(1) Based upon 16,791,014 share of common stock issued and outstanding on July 14, 1998, plus an additional 2,922,532 shares issuable upon exercise of warrants and options exercisable within sixty days, for a total, for purposes of this analysis, of 19,713,546.
(2) VDC has received options to purchase up to an aggregate of 6,542,722 shares of common stock, but these options are only exercisable following the exercise of a corresponding number of options by other options holders. The VDC option has been designed to ensure VDC will always has the right to own over 50% of the outstanding EDnet Common Stock. (3) Includes right to acquire 212,426 shares within 60 days from options.
(4) Includes right to acquire 252,923 shares within 60 days from options.
(5) Includes right to acquire 157,917 shares within 60 days from options
(6) Includes right to acquire 100,000 shares within 60 days from options
(7) Includes right to acquire 723,266 shares within 60 days from options
(8) Includes right to acquire 738,000 shares within 60 days from options


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         Pursuant to the  requirements  of the Securities  Exchange Act of 1934, the registrant has duly caused this Notice to be signed on its behalf by the duly authorized undersigned officer.


                                                              EDnet, INC.


                                                              ----------------
                                                    By:       Tom Kobayashi,
                                                              Chairman and CEO











































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